October 20, 2008	TSX Venture Exchange Symbol: MDW
NYSE Alternext US Symbol: MDW

 Website: www.midwaygold.com

BARRICK TO JOINT VENTURE MIDWAY’S SPRING VALLEY PROJECT, NEVADA

Midway Gold Corp. (“Midway”) is pleased to announce that it has signed a term sheet with Barrick Gold Exploration Inc., a wholly owned subsidiary of  Barrick Gold Corporation (NYSE:ABX, TSX:ABX) for an exploration agreement and option to joint venture Midway’s Spring Valley gold project, Pershing County, Nevada.

“This agreement represents a milestone in the development of Spring Valley and fulfills our goal to advance the project towards a production decision,” said Alan Branham, President and CEO of Midway Gold Corp. “We believe that Barrick has the capability to develop Spring Valley into a producing mine. As evidenced by our recent results from 2008 drilling, the deposit continues to expand. Barrick has been an   excellent partner by investing $12.3 million in equity placements in Midway since 2006 and by providing technical advice as we have expanded the discovery. They are currently Midway’s largest shareholder at 10.51 per cent. This partnership leverages our $24.0 million investment in the project and will benefit our shareholders through Barrick’s extensive Nevada operation expertise in one of the large new Nevada discoveries of recent years.”

The parties have settled on terms granting Barrick the exclusive right to earn a 60% interest in the project by spending US$30,000,000 on the property (US$4,000,000 guaranteed in the first year) over five years. Barrick may increase its interest by 10% (70% total) by spending an additional US$8,000,000 in the year immediately after vesting at 60%. At Midway’s election, Barrick may also earn an additional 5% (75% total) by carrying Midway to a production decision and arranging financing for Midway’s share of mine construction expenses with the carrying and financing costs plus interest to be recouped by Barrick once production has been established.

Midway will coordinate geologic and administrative activities during the earn-in period for a negotiated administrative fee.

Spring Valley is a diatreme/porphyry hosted gold system beneath pediment gravels. A Canadian NI 43-101 compliant resource estimate made March 7, 2008 is available on Midway’s profile on Sedar. The inferred resource estimate is 50.6 million tons grading 0.0196 ounce per ton gold for a total of 992,152 ounces. The deposit is 3,500 feet long and 3,500 feet wide and has been tested to a depth of 1,400 feet. Midway has expanded drilling beyond this announced resource with an additional 89 holes in 2008 which is currently being compiled and updated. Results for eight holes are pending.

Midway Gold Corp. is a precious metals exploration company, listed on the NYSE Alternext US and on the TSX Venture Exchange under the symbol “MDW.” Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. Midway has four advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada and the Republic district in Washington. Additional information on Midway Gold Corp. and these projects can be found at: www.midwaygold.com.

This release has been reviewed and approved by Alan Branham (MSc. and CPG), a “qualified person” as that term is defined in National Instrument 43-101.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Alan Branham at Midway Gold Corp. at (877) 475-3642 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains forward-looking statements about the Company and its business.  Forward looking statements are statements that are not historical facts and include resource estimates.  The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company’s actual results or achievements to differ materially from those expressed in or implied by forward looking statements.  These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company’s properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labour disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company’s SEC filings and its filings with Canadian securities regulatory authorities.  Forward-looking statements are based on the beliefs, opinions and expectations of the Company’s management at the time they are made, and other than as required by applicable securities laws,  the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release uses the terms “measured resources”, “indicated resources” and “inferred resources”, which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system.  We advise investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them.  U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.  In addition, “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.